Exhibit 11
                            CHRIS-CRAFT INDUSTRIES INC. AND SUBSIDIARIES
                      COMPUTATION OF PRIMARY AND FULLY DILUTED INCOME PER SHARE
                          (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE FIGURES)

                                                                                                 Year Ended December 31,

                                                                                            1993          1992            1991
Number of shares of common stock:
   Average outstanding during the period                                             27,783,896     27,528,477    27,630,790
   Assumed exercise of stock appreciation rights and options                            469,693        384,466       486,358

      Total shares used in computation of primary income per share                   28,253,589      27,912,943   28,117,148

   Average outstanding during the period (as per above)                              27,783,896     27,528,477    27,630,790

   Assumed conversion of $1.40 convertible preferred stock into common stock          9,067,298      9,261,861     9,317,044

   Assumed exercise of stock appreciation rights and options                            496,458        511,606       486,358

      Total shares used in computation of fully diluted income per share             37,347,717     37,301,944    37,434,192

Net income - computation of primary income per share:
   Net income                                                                       $   149,068    $    65,150    $    58,258
   Less - Dividend requirements on preferred stock                                         (493)          (504)          (506)
                                                                                    $   148,575    $    64,646    $    57,752
Net income - computation of fully diluted income per share:
   Net income                                                                       $   149,068    $    65,150    $    58,258
   Less - Dividend requirements on preferred stock                                          (73)           (73)           (73)
                                                                                    $   148,995    $    65,077    $    58,185
Net income per share:
   Primary                                                                          $      5.26   $      2.32    $      2.05
   Fully diluted                                                                    $      3.99   $      1.74    $      1.55

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* Computations give effect to all common stock dividends, including 3% stock dividend declared in January 1994.
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